Exhibit 14

VAIL BANKS, INC.

CONFLICT OF INTEREST

AND

CODE OF ETHICS

POLICY

MAY 2003

Foreword:

In return for the compensation and privileges associated with their position, every director, officer and employee of Vail Banks, Inc. and its subsidiaries and affiliates, hereinafter collectively referred to as the “Company”, owe the Company a duty of proper deportment in regard to all aspects of their association with the Company.  This policy is intended to provide guidance to all individuals with a director, officer or employee relationship with the Company, such individuals hereinafter referred to as “Associates”, as to acceptable fulfillment of the duty owed to the Company by its Associates.

The behavior and demeanor of an Associate while performing duties of their employment with the Company is of primary importance.  No actions that compromise the Company’s integrity or reflect negatively on the Company should be in evidence at any time.

It needs to be recognized that it is not the purpose of the Company to regulate the private lives of its Associates.  The private lives of Associates, however, are surrounded by and commingled with their employment by the Company and any behavior or actions in an Associate’s private life which compromises the integrity of the Company or reflects negatively on the Company is a failure to exercise required care in fulfilling an Associate’s duty owed to the Company.

Conflicts of interest exist at all times and are not present only during the time an Associate is performing official duties for the Company.  An Associate must guard at all times, both while performing the responsibilities of employment with the Company and while undertaking personal activities unrelated to their employment, against creating even the impression of impropriety or conflict of interest.

Each Associate of the Company shall acknowledge this policy within ninety days of its approval by the Board of Directors of Vail Banks, Inc. by signing a copy of such policy.  Such acknowledgment shall be a condition of receiving new employment or continued employment of Associates employed on such date of approval.

Confidential Information:

All information obtained directly or indirectly as a result of an Associate’s employment is strictly the intellectual property of the Company.  The sole use of such information shall be limited to the furthering the proper conduct of the Company’s business.  Except in fulfilling the legitimate requirements of an Associate’s employment, no such information shall be transmitted to any other individual or entity.  No Associate shall make use of any such information to profit personally or to further a private or personal purpose.

Employment Conflicts:

No Associate shall at any time or to any degree represent the Company in the normal course of fulfilling such Associate’s employment duties in a case where such Associate has any personal connection to the transaction being conducted.   The foregoing precludes an Associate

from dealing with any member of their family, any business, organization or person or entity in which such Associate has a material interest or ownership while undertaking the duties of such Associate’s employment.

Public Disclosures:

The Company and all of its Associates shall make its and their best efforts to provide full, fair, accurate, timely and understandable public disclosure about the affairs of the Company.  The Company shall make its best efforts to cause all financial and other reporting to regulatory agencies to be prepared in a full and fair manner; to be filed or reported in a timely manner and to be understandable for the purpose intended.  No individual public disclosure by any individual Associate is authorized.  All public disclosure of Company information shall be made through the formal processes of the Company.

Personal Investments:

No Associate shall engage in any investment transaction, or enable others to do so, as a result of information obtained directly or indirectly from such Associate’s employment with the Company.  Such “Insider Information” is broadly defined as any information that is not currently available to the general public that might affect the investment decision of a person, entity, organization or business or cause a reasonable person to buy, sell or hold an investment.

Outside Employment:

Employment by Associates outside of the Company is not prohibited nor encouraged.  An Associate undertaking such employment brings rise to very specific considerations by such Associate:

a) An Associate who undertakes gainful employment, other than that provided by the Company, has a duty to notify both their immediate supervisor and the Human Resources Department of the particulars of such employment.  Such notice shall assist in assuring there are no conflicts of interest inherent with the Company in such employment.

b) The Company expects all Associates to regard their employment by the Company to be their primary employment obligation and to schedule their time in such a manner that allows such Associate to fulfill the time requirements of the Company.

c) No Associate shall engage in additional employment with a person or entity whose activities are competitive with the business of or the best interests of the Company.

d) No Associate shall hold additional employment with any person or firm on which the Company may rely for certification of information, or which the Company may rely on for any legitimate purpose.

e) No Associate shall hold additional employment with a person or entity that may provide information or advice to the Company.

f) No Associate shall utilize any capability, facility, equipment or supplies of the Company for purposes of seeking or undertaking additional employment.

Private Deportment:

Individually, and as a part of the whole, each Associate represents the image of the Company in every encounter with customers or potential customers of the Company and the public in general.  Such representation is a full time responsibility.  Antisocial, disruptive or discourteous behavior by an Associate shall be considered unacceptable conduct regardless of the timing or situation.

Associates shall not flagrantly or consistently conduct themselves in private social situations in a manner that reflects badly on, brings discredit to, or adversely affects the Company.

No Associate shall make any statement or conduct themselves in a manner that implies sponsorship or support of any private behavior or actions of the Associate by the Company.

Solicitation or Acceptance of Compensation or Gratuities:

No Associate shall solicit or accept any item of material value from any person or entity in connection with or contemporaneously with any transaction or business of the Company.

The Crime Control Act of 1984, Title 18 U.S.C. Section 215 stipulates that it is a felony for any person associated with a bank or bank holding company to seek or accept anything of value from any person or entity in connection with any transaction or business of such bank or holding company with which they are associated.

Such statute provides:

a)  No Associate shall solicit or accept for personal use or gain, or for that of a third party not affiliated with the Company, anything of value from anyone in return for any business, service or confidential information of the Company.

b) An Associate accepting anything of material value (other than bona fide salary, wages and fees, as referred to in the statute), from anyone in connection with the business of the Company either before or after a transaction is discussed or consummated is prohibited.

Violation of this statute may result in significant monetary fines or imprisonment.

The statute has exceptions to the above that include the following:

a) Receipt of gratuities or favors of a nominal value from customers of the Company when the circumstances indicate that such gift or favor will not exert any influence over the actions of the Associate or the Company and the gift or favor is unsolicited.

b) Acceptance from customers of the Company of gifts, gratuities, amenities or favors based on established and obvious family or personal relationships.

c) Acceptance from individuals or entities doing business with, or attempting to do business with, the Company of meals, refreshments, travel arrangements, accommodations or entertainment, all of a reasonable value, in the ordinary course of conducting business with the Company and for which the Company would have paid in the normal course if not paid by a third party.

d) Acceptance of loans from other banks or financial institutions on normal and ordinary terms available to the general public except where prohibited by regulation or law.

e) Acceptance of advertising or promotional material from customers of the Company of reasonable value such as pens, pencils, note pads, and similar items.

f) Acceptance from customers of the Company of discounts or rebates on merchandise or services that do not exceed those available to the other customers.

g) Acceptance from customers of the Company of gifts of reasonable value that are related to commonly recognized events or occasions such as promotion, new assignment, wedding, retirement or holidays.

h) Acceptance of civic, charitable, educational or religious organizational awards for recognition of services or accomplishment.

Other circumstances not identified above may be acceptable.  Each Associate has a duty to consider not only the letter of the above, but the spirit.  It shall be the responsibility of each Associate to make a full disclosure to the Company of the relevant facts of any situation which, considering the above, raises any question.  Such disclosure shall be in writing with copies furnished to the Associate’s supervisor and the Human Relations Department.  The Human Resources Department shall maintain a copy of each disclosure in each Associate’s file maintained by Human Resources, together with the disposition of the disclosure by the Company.

Deportment on the Job and General Conditions:

While on the job, each Associate shall conduct themselves in accordance with the highest standards of social and interpersonal behavior.  It is not enough to meet the letter and spirit of this policy in a technical sense.   It is necessary to avoid any appearance or suspicion of any failure to comply with this policy and to proactively encourage other Associates to also comply.  If an Associate becomes aware of another Associate violating or appearing to violate this policy, the Associate has a duty to notify Company management about such matter.

Violations of this Policy:

Any violations or appearance of violating this policy shall be reported to one or more of the following:

Chairman of the Board

President, Vail Banks, Inc.

President, WestStar Bank

Human Relations Senior Officer

Violations of this policy are grounds for disciplinary action, including dismissal.  In situations where infractions of this policy may have violated federal or state law, such violation(s) will be referred to the appropriate law enforcement agencies.

ACKNOWLEDGMENT

I acknowledge that I have read this policy and I agree to abide by such policy as a condition of my employment by Vail Banks, Inc., WestStar Bank or their affiliates.  If I have questions about this policy, I will contact the Chairman of the Board or the President of Vail Banks, Inc., the President of WestStar Bank or the officer in charge of the Human Resources Department.

Read and Acknowledged this              day of                              , 20

Signed

Printed name

Address